                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[X]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[_]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                   Burlington Northern Santa Fe Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------

     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

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     (4) Date Filed:

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Notes:

                                     LOGO

                   BURLINGTON NORTHERN SANTA FE CORPORATION

-------------------------------------------------------------------------------

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

-------------------------------------------------------------------------------

  The annual meeting of stockholders of Burlington Northern Santa Fe Corporation will be held at the Worthington Hotel in the Grand Ballroom, 200 Main Street, Fort Worth, Texas 76102, on Thursday, April 16, 1998, at 9:00 a.m., for the following purposes:

  (1)To elect fourteen directors, each to hold office for a term of one year;

  (2) To amend the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock; and

  (3) To transact such other business as is properly brought before the meeting and at any adjournment or postponement thereof, including the stockholder proposal set forth herein and those referred to under "Other Business" in the accompanying proxy statement, if such proposals are presented at the meeting and are in order.

  Stockholders of record at the close of business on February 27, 1998, are entitled to notice of the meeting and are entitled to vote at the meeting and any adjournment thereof. A list of such stockholders will be kept at the offices of the Company at 2650 Lou Menk Drive, Second Floor, Fort Worth, Texas 76131-2830 for a period of ten days prior to the meeting.

  By order of the Board of Directors.

                                          MARSHA K. MORGAN
                                          Vice President--Investor Relations
                                          and Corporate Secretary

2650 Lou Menk Drive
Second Floor
Fort Worth, Texas 76131-2830
March 9, 1998

                            YOUR VOTE IS IMPORTANT

               PLEASE MARK, SIGN, AND DATE YOUR PROXY AND RETURN
              IT PROMPTLY IN THE ENCLOSED ENVELOPE WHETHER OR NOT
                        YOU PLAN TO ATTEND THE MEETING.

                   BURLINGTON NORTHERN SANTA FE CORPORATION
                              2650 LOU MENK DRIVE
                                 SECOND FLOOR
                         FORT WORTH, TEXAS 76131-2830

-------------------------------------------------------------------------------

                                PROXY STATEMENT
                                 MARCH 9, 1998

-------------------------------------------------------------------------------

                ANNUAL MEETING OF STOCKHOLDERS, APRIL 16, 1998

  The third annual meeting of stockholders of Burlington Northern Santa Fe Corporation (the "Company") will be held at 9:00 a.m. on April 16, 1998, in Fort Worth, Texas. The enclosed proxy card is solicited by the Board of Directors of the Company, and your execution and prompt return of the card is requested. Every stockholder, regardless of the number of shares held, should be represented at the annual meeting. Whether or not you expect to be present at the meeting, please mark, sign, and date the enclosed proxy card and return it in the enclosed envelope. Any stockholder giving a proxy has the power to revoke it at any time before it is voted at the meeting by delivering to the Company written notification of revocation or a proxy bearing a later date, or by attending the meeting in person and casting a ballot.

  The shares represented by your proxy will be voted in accordance with the specifications made on the proxy card. Unless otherwise directed, it is intended that such shares will be voted:

    (1) For the election as directors of the fourteen nominees named below;
    (2) For amending the Amended and Restated Certificate of Incorporation to increase the number of authorized shares of common stock;
    (3) Against the stockholder proposal described in this proxy statement, if such proposal is presented at the meeting; and
    (4) In accordance with the best judgment of the persons acting under the proxy concerning other matters that are properly brought before the meeting and at any adjournment or postponement thereof.

  If you plan on attending the meeting, please mark the appropriate box on your proxy card. An admission card is included if you are a stockholder of record; simply detach it from the proxy card and bring it with you. If you are a beneficial owner of stock held by a bank, broker or investment plan (with your stock held in "street name"), an admission card in the form of a legal proxy will be sent to you by your broker or other registered holder. If you do not receive the legal proxy in time, you may be admitted to the meeting by showing your most recent brokerage statement or other proof of ownership verifying your ownership of Company stock. Because seating is limited, admission to the annual meeting will be limited to stockholders with an admission card and guests of the Company.

  Stockholders of record at the close of business on February 27, 1998, are entitled to notice of the meeting and are entitled to vote at the meeting in person or by proxy. Each share of common stock of the Company is entitled to one vote. The Company's common stock is the only issued and outstanding class of stock. At the close of business on January 31, 1998, the Company had 156,787,627 shares of common stock outstanding and entitled to vote. The Company anticipates first sending this proxy statement and the enclosed proxy card to stockholders on or about March 9, 1998.

                             ELECTION OF DIRECTORS

  In accordance with the By-Laws of the Company, the number of directors constituting the Board is currently fixed at fifteen, but the Board of Directors has voted to reduce the size of the Board to fourteen effective as of the annual meeting on April 17, 1997. Pursuant to the Board's retirement policy, one incumbent director--Mr. Daniel J. Evans, a director since 1991-- will not stand for re-election. It is proposed to elect fourteen Directors, each to hold office for a term of one year and until his or her successor shall have been elected and qualified. Directors are elected by a plurality of the votes cast in the election of directors at the annual meeting of stockholders at which a quorum consisting of a majority of the total number of the outstanding shares of common stock of the Company entitled to vote is present in person or represented by proxy. The fourteen nominees for director receiving the highest number of votes cast at the annual meeting will be elected. Shares represented at the meeting in person or by proxy but as to which a vote on directors is withheld or otherwise not cast for the election of directors, such as broker non-votes, will have no effect on the outcome of the election. Holders of the Company's common stock may not cumulate their votes in the election of directors.

  All incumbent directors initially became directors of the Company on September 22, 1995, with the business combination of Burlington Northern Inc. ("BNI") and Santa Fe Pacific Corporation ("SFP") pursuant to the Agreement and Plan of Merger dated June 29, 1994, as amended, among BNI, SFP, and the Company. With the exception of Mr. Evans, who has reached retirement age, all incumbent directors have been nominated for re-election at the annual meeting of stockholders.

  The nominees for whom the shares represented by the enclosed proxy are intended to be voted, unless such authority is withheld, are set forth below. It is not contemplated that any of these nominees will be unavailable for election, but if such a situation should arise, the proxy will be voted in accordance with the best judgment of the persons acting under it unless the stockholder has directed otherwise. Unless otherwise indicated, each director listed below has served in his or her present occupation for at least five years. The indicated periods of service as a director of the Company include prior service as directors of BNI, SFP and predecessor companies. No director, other than Mr. Krebs, is or has been employed by or served as an executive officer of the Company or its affiliates or subsidiaries.

                       NAME, AGE, AND BUSINESS EXPERIENCE
                    OF THE COMPANY'S NOMINEES FOR DIRECTORS

                                                                   Served as
                                                                 Director Since
                                                                 --------------
JOSEPH F. ALIBRANDI, 69................................... . . .      1982

Chairman and a director of Whittaker Corporation, Los Angeles, California
(aerospace and communications) since December 1985; also Chief Executive
Officer of Whittaker Corporation from November 1975 to December 1994, and from
September 1996 to present. Also Chairman of BioWhittaker, Inc. (biotechnology) from October 1991 to September 1997. Also a director of Catellus Development
Corporation, BankAmerica Corporation, and Jacobs Engineering Group Inc. Member of Executive Committee and Compensation Committee.

JACK S. BLANTON, 70.............................................      1989

Chairman and Chief Executive Officer of Houston Endowment, Inc., Houston, Texas
(private charitable foundation) since December 1990. From December 1986 to present, President and Chief Executive Officer of Eddy Refining Company
(petroleum products). Also a director of Ashland, Inc., Baker Hughes
Incorporated, SBC Communications Inc. and Pogo Producing Company. Member of
Compensation Committee and Directors and Corporate Governance Committee.

JOHN J. BURNS, JR., 66..........................................      1995

President and chief executive officer of Alleghany Corporation, New York, New
York (holding company with title insurance, investment management, reinsurance, industrial minerals, and steel fastener manufacturing operations, and an investment position in Burlington Northern Santa Fe Corporation) since July
1992. Also a director of Alleghany Corporation. Member of Executive Committee and Compensation Committee.

GEORGE DEUKMEJIAN, 69 ..........................................      1991

Partner of Sidley & Austin, Los Angeles, California (law firm) since February
1991. Formerly, Governor of the State of California from January 1983 until
January 1991. Also a director of Foundation Health Systems, Inc. and Whittaker
Corporation. Member of Audit Committee and Directors and Corporate Governance
Committee.

ROBERT D. KREBS, 55 ............................................      1983

Chairman, President and Chief Executive Officer of the Company since April
1997, and President and Chief Executive Officer since September 1995. Formerly,
Chairman, President and Chief Executive Officer of Santa Fe Pacific Corporation from June 1988 to January 1998. Also a director of Phelps Dodge Corporation.
Chairman of the Executive Committee.

BILL M. LINDIG, 61 .............................................      1993

President and Chief Executive Officer of SYSCO Corporation, Houston, Texas
(marketer and distributor of foodservice products) since January 1995. From
November 1985 to January 1995, President and Chief Operating Officer of SYSCO
Corporation. Also a director of SYSCO Corporation. Member of Executive
Committee and Directors and Corporate Governance Committee.

ROY S. ROBERTS, 58 .............................................      1993

Vice President of General Motors Corporation (manufacturer of motor vehicles) and General Manager, Pontiac-GMC Division, Pontiac, Michigan since February
1996. From October 1992 to February 1996, General Manager, GMC Truck Division.
Also a director of Volvo Trucks North America, Inc. Member of Audit Committee and Directors and Corporate Governance Committee.

                       NAME, AGE, AND BUSINESS EXPERIENCE
                    OF THE COMPANY'S NOMINEES FOR DIRECTORS

                                                                   Served as
                                                                 Director Since
                                                                 --------------
MARC J. SHAPIRO, 50 ............................................      1995

Vice Chairman for Finance and Risk Management, The Chase Manhattan Corporation,
New York, New York (banking) since July 1997. Previously, Chairman and Chief
Executive Officer, Chase Bank of Texas N.A., Houston, Texas (banking) since
1989. Also a director of Browning-Ferris Industries, Inc., Santa Fe Energy
Resources, Inc., Chase Bank of Texas, N.A., and a trustee of Weingarten Realty
Investors. Member of Audit Committee and Directors and Corporate Governance
Committee.

ARNOLD R. WEBER, 68 ............................................      1986

Chancellor, Northwestern University, Evanston, Illinois (higher education) since January 1995. From February 1985 to December 1994, President of
Northwestern University. Also a director of PepsiCo, Inc., Inland Steel
Industries, Inc. and its subsidiary, Inland Steel Company, Tribune Company, Aon
Corporation and Deere & Company. Member of Executive Committee and Audit
Committee.

ROBERT H. WEST, 59 .............................................      1980

Chairman of the Board of Butler Manufacturing Company, Kansas City, Missouri
(manufacturer of pre-engineered building systems and specialty components) since May 1986. Also a director of Butler Manufacturing Company, Commerce
Bancshares, Inc. and Kansas City Power & Light Company. Chairman of Audit
Committee and member of Compensation Committee.

J. STEVEN WHISLER, 43 ..........................................      1995

President and Chief Operating Officer, Phelps Dodge Corporation, Phoenix,
Arizona (mining and manufacturing) since December 1997. From October 1988 to
December 1997, Senior Vice President of Phelps Dodge Corporation. Also,
President of Phelps Dodge Mining Company, a division of Phelps Dodge
Corporation, since November 1991. Also a director of Unocal Corporation,
Southern Peru Copper Corporation and Phelps Dodge Corporation. Member of Audit
Committee and Directors and Corporate Governance Committee.

EDWARD E. WHITACRE, JR., 56 ....................................      1993

Chairman of the Board and Chief Executive Officer, SBC Communications Inc., San
Antonio, Texas (telecommunications) since January 1990. Also a director of
Anheuser-Busch Companies, Inc., Emerson Electric Co., The May Department Stores
Company, and SBC Communications Inc. Chairman of Directors and Corporate
Governance Committee and member of Executive Committee.

RONALD B. WOODARD, 54 ..........................................      1995

President of Boeing Commercial Airplane Group, a division of The Boeing Company
(aerospace) since December 1993. From March 1993 to December 1993, Executive
Vice President-Boeing Commercial Airplane Group; and from April 1991 to March
1993, Vice President-General Manager, Renton Division, Boeing Commercial
Airplane Group. Member of Audit Committee and Compensation Committee.

MICHAEL B. YANNEY, 64 ..........................................      1989

Chairman and Chief Executive Officer, America First Companies L.L.C., Omaha,
Nebraska (investments) since 1984. Also a director of Forest Oil Corporation,
Kiewit Diversified Group, Inc., Mid America Apartment Communities, Inc., and
RCN Corporation. Chairman of Compensation Committee and member of Executive
Committee.

                    OTHER INFORMATION CONCERNING DIRECTORS

  Mr. Krebs also serves as Chairman, President and Chief Executive Officer and as a director of The Burlington Northern and Santa Fe Railway Company, a subsidiary of the Company. Mr. Krebs also is a director of Santa Fe Pacific Pipelines, Inc., which is a subsidiary of the Company and the general partner of Santa Fe Pacific Pipeline Partners, L.P., a Delaware limited partnership. Santa Fe Pacific Pipelines, Inc. owns a two percent general partner interest and a 42 percent limited partnership interest in Santa Fe Pacific Pipeline Partners, L.P.

  In 1997, the Board met six times. Each incumbent member of the Board attended 75 percent or more of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees of the Board on which he or she served with the exception of Messrs. Blanton, Lindig, and Shapiro. Average attendance at Board meetings for all directors was 91 percent.

  Board Committees. The Board has established Executive, Compensation, Directors and Corporate Governance, and Audit Committees. No member of any committee is presently an employee of the Company or its subsidiaries with the exception of Mr. Krebs, who serves as Chairman of the Executive Committee. Following are brief descriptions of the functions of the Board's standing committees.

  The Executive Committee, which did not meet in 1997, may exercise the powers and the authority of the Board in the management of the business and affairs of the Company subject to certain limitations of Delaware law.

  The Compensation Committee met five times during 1997. The functions of the committee are to review and make recommendations to the Board with respect to: the compensation of the President and other senior officers of the Company; performance of the trustee for the Company's pension trust fund; proposed employee benefit and stock plans, and Company compensation systems and practices; and the evaluation of the performance of the Company's officers and the selection of individuals for appointment or promotion as officers. The Committee is also responsible for grants of stock awards.

  The Directors and Corporate Governance Committee met twice in 1997. The functions of the committee are to review and make recommendations to the Board with respect to: the size and composition of the Board; nominees for election as directors; evaluation of the performance of the Board; and compensation and benefits for directors. The Committee will consider nominations of candidates for election as director recommended by stockholders. Any such recommendation, together with the nominee's qualifications and consent to being considered as a nominee, should be sent in writing to the Corporate Secretary of the Company on or before November 30 of the year preceding the annual meeting to permit adequate time for review by the Committee.

  The Audit Committee met three times during 1997. The functions of the committee are to assist the Board in overseeing the Company's accounting, auditing, and financial policies and practices and its internal control policies and procedures, including specifically to recommend to the Board the engagement of an independent accounting firm and to review with management and the independent accountants the Company's financial statements, basic accounting and financial policies and practices, audit scope, and competence of control personnel.

  Directors' Compensation. Directors who are not employees of the Company or its subsidiaries receive an annual retainer fee of $36,000 paid in quarterly installments; for services as a Committee Chairman a supplemental annual retainer fee of $5,000 is paid; and for attendance at each Board or Committee meeting or any inspection trip or similar meeting, a meeting fee of $1,000 plus expenses is paid. Mr. Weber also receives $10,000 annually in payment for his services as an economic advisor to the Board of Directors.

  Under the Board's corporate governance standards, no individual may serve as a director beyond the annual meeting of stockholders on or following his or her seventy-second birthday; individual Directors who change the responsibility they held when they were elected to the Board should volunteer to resign from the Board to afford the Board the opportunity, via the Directors and Corporate Governance Committee, to review the continued appropriateness of Board membership under the circumstances. The Board's corporate governance standards call for a director who is also an employee of the Company to retire from the Board upon his or her termination of employment.

  Under the Burlington Northern Santa Fe Directors' Retirement Plan ("Directors' Retirement Plan"), an individual who is a member of the Board and who is not an employee of the Company in the period immediately preceding termination of service on the Board is eligible for benefits if he or she: (i) has served as a member of the Board for ten consecutive years; or (ii) has attained mandatory retirement age; or (iii) is designated by the Directors and Corporate Governance Committee as eligible for benefits. The annual benefit under the Directors' Retirement Plan is an amount equal to the amount of the annual retainer fee for services as a Board member at the time of termination of service and will cease upon the individual's death. For purposes of the ten consecutive years of service requirement, service as a member of the boards of BNI or SFP and their predecessor companies are taken into account.

  In 1997, pursuant to the Burlington Northern Santa Fe Non-Employee Directors' Stock Plan ("Directors' Stock Plan"), each non-employee director was granted non-qualified stock options to purchase 1,000 shares of Company common stock at $72.25 per share, the fair market value on the date of grant. These options vest on April 17, 1998 (unless earlier terminated pursuant to the plan) and expire on April 17, 2007, or earlier if a director leaves the Board. Each individual who is elected to the Board of Directors at the 1998 annual meeting and at each subsequent annual meeting and who is not an employee of the Company will automatically be granted non-qualified stock options to purchase 1,000 shares of the Company's common stock (subject to adjustment as provided in the Directors' Stock Plan) at 100% of the fair market value of such shares on the date that the options are granted. Each option will become exercisable commencing on the first anniversary date of the grant and will terminate no later than ten years from the date of grant.

  The Directors' Stock Plan also permits directors by timely election to forego up to 25% of their annual retainer and receive a Retainer Stock Award in the form of restricted stock of 125% (150% beginning December 31, 1997) of the amount foregone based on the fair market value of the Company's common stock on the date of grant (December 31 of each calendar year), to vest three years from date of grant. In 1997, directors Alibrandi, Burns, Deukmejian, Evans, Lindig, Roberts, Shapiro, Weber, West, Whisler, Whitacre, Woodard, and Yanney each received a Retainer Stock Award of 146 restricted shares after electing to forego 25% of their annual retainer.

  Under the Burlington Northern Santa Fe Deferred Compensation Plan for Directors, non-employee directors may voluntarily defer a portion or all of the fees they would otherwise receive into a Prime Rate interest account, a Company phantom stock account, or such other investment options as may be established under the terms of this plan. Distributions are made in either annual installments or as a lump sum after service as a director ceases. The Company has assumed all obligations incurred by BNI through September 22, 1995, under the BNI Deferred Compensation Plan for Directors, a predecessor plan.

  Directors who are also officers or employees of the Company do not receive any compensation for duties performed as a director of the Company.

  Certain Relationships and Related Transactions. Mr. Deukmejian is a partner of the Sidley & Austin law firm, which firm provided legal services to the Company in 1997 and is expected to provide legal services in 1998.

                       SECURITY OWNERSHIP OF MANAGEMENT

  The following table shows, as of January 31, 1998, the number of shares of the Company's common stock beneficially owned by directors, the executive officers named in the Summary Compensation Table, and all directors and executive officers of the Company as a group, with sole voting and investment power unless otherwise indicated. No individual director or executive officer owned more than one percent of the outstanding common stock of the Company. No director or executive officer beneficially owned outstanding units of Santa Fe Pacific Pipeline Partners, L.P.

                                                                                Shares Held
                                                                               and Nature of
 Name of Beneficial Owner                                Position           Beneficial Ownership
 ------------------------                                --------           --------------------
 Joseph F. Alibrandi............................ Director                            3,912(1)
 Jack S. Blanton................................ Director                           11,129(2)
 John J. Burns, Jr.............................. Director                            5,054(1)(3)(4)
 George Deukmejian.............................. Director                            4,580(1)
 Daniel J. Evans................................ Director                            9,275(5)
 Robert D. Krebs................................ Chairman, President and
                                                 Chief Executive Officer,
                                                 Director                          740,242(6)
 Bill M. Lindig................................. Director                            3,686(1)
 Roy S. Roberts................................. Director                            3,967(1)(4)
 Marc J. Shapiro................................ Director                            4,275(1)
 Arnold R. Weber................................ Director                           10,375(7)
 Robert H. West................................. Director                            4,288(1)
 J. Steven Whisler.............................. Director                            4,686(1)(8)
 Edward E. Whitacre, Jr......................... Director                            8,146(9)
 Ronald B. Woodard.............................. Director                            3,855(1)
 Michael B. Yanney.............................. Director                           14,753(4)(7)
 Donald G. McInnes.............................. Senior Vice President
                                                 and Chief of Staff                143,300(10)
 Denis E. Springer.............................. Senior Vice President
                                                 and Chief Financial
                                                 Officer                           170,416(11)
 Gregory T. Swienton............................ Senior Vice President-
                                                 Coal and Agricultural
                                                 Commodities Business
                                                 Unit                               86,677(12)
 Charles L. Schultz............................. Senior Vice President-
                                                 Intermodal and
                                                 Automotive Business Unit          139,554(13)
 Directors and Executive Officers as a Group ...                                 1,724,004(14)

--------
 (1) Includes 1,275 restricted shares and 2,000 shares which may be acquired within 60 days upon the exercise of stock options.

 (2) Includes 1,129 restricted shares and 8,000 shares which may be acquired within 60 days upon the exercise of stock options.

 (3) Mr. Burns is President and chief executive officer and a director of Alleghany Corporation, which beneficially owns 7,431,414 shares of the Company's common stock according to its Schedule 13D filed with the Securities and Exchange Commission and dated September 22, 1995.

 (4) Includes 768, 194, and 4,478 share equivalents credited under the Deferred Compensation Plan for Directors as of December 31, 1997, for Messrs. Burns, Roberts, and Yanney, respectively.

 (5) Includes 1,275 restricted shares and 7,000 shares which may be acquired within 60 days upon the exercise of stock options.

 (6) Includes 9,725 share equivalents credited under in the Burlington Northern Santa Fe Investment and Retirement Plan ("Investment and Retirement Plan") as of November 30, 1997, 464,459
    shares which may be acquired by Mr. Krebs within 60 days upon the exercise of stock options, 52,079 restricted shares, and 9,600 shares held, plus options to purchase 181,000 shares which are exercisable within 60 days held, in a family partnership as to which Mr. Krebs disclaims beneficial ownership.

 (7) Includes 1,275 restricted shares and 8,000 shares which may be acquired within 60 days upon the exercise of stock options.

 (8) Includes 1,411 shares in which Mr. Whisler shares voting and investment power as co-trustee and co-beneficiary of a family revocable trust.

 (9) Includes 1,146 restricted shares and 5,000 shares which may be acquired within 60 days upon the exercise of stock options.

(10) Includes 107,240 shares which may be acquired by Mr. McInnes within 60 days upon the exercise of stock options, and 21,414 restricted shares.

(11) Includes 12,664 shares held jointly with his spouse in which Mr. Springer shares voting and investment power, 139,511 shares which may be acquired by Mr. Springer within 60 days upon the exercise of stock options, and 16,195 restricted shares.

(12) Includes 61,700 shares which may be acquired by Mr. Swienton within 60 days upon the exercise of stock options, and 20,386 restricted shares.

(13) Includes 25 shares held by an immediate family member as to which Mr. Schultz disclaims beneficial ownership, 2,789 share equivalents credited under the Investment and Retirement Plan as of November 30, 1997, 112,000 shares which may be acquired by Mr. Schultz within 60 days upon the exercise of stock options, and 14,280 restricted shares.

(14) Includes 24,170 share equivalents credited under the Investment and Retirement Plan or the Directors' Deferred Compensation Plan as of November 30, 1997, 1,175,455 shares which may be acquired within 60 days upon the exercise of stock options, and 183,527 restricted shares.

  Section 16(a) Beneficial Ownership Compliance. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and certain of its officers to send reports of their ownership of Company stock to the Securities and Exchange Commission and the New York Stock Exchange. The Company is required to identify in this proxy statement any person subject to this requirement who failed to file any such report on a timely basis. Matthew K. Rose, an officer of the Company, inadvertently filed one late report reflecting the cancellation of stock options.

                       REPORT ON EXECUTIVE COMPENSATION

  1997 EXECUTIVE COMPENSATIon. The following report is presented by the Compensation Committee of the Board (the "Committee") which has responsibility for reviewing and making recommendations to the Board for executive compensation. This includes establishing and reviewing executive base salaries, administering the annual Incentive Compensation Plan as it relates to executive officers, and administering equity-based compensation under the Burlington Northern Santa Fe 1996 Stock Incentive Plan ("Stock Plan") and predecessor plans. The Committee consists of independent, non-employee directors who have no interlocking relationships with the Company.

  The Company's vision is to realize its tremendous potential by providing transportation services that consistently meet customers' expectations. The Company has identified benchmarks against which it can measure its success in meeting the needs of its primary constituencies--customers, stockholders, employees, and communities. The Company is committed to an executive compensation program that helps the Company realize its vision and supports its business strategies.

OVERALL COMPENSATION PHILOSOPHIES AND OBJECTIVES. The Committee believes that compensation programs should reflect the Company's compensation philosophy and support specific compensation objectives. The Committee also believes that programs designed specifically for executives should exemplify the Company's compensation philosophy and reflect executives' roles as key decision-makers. The philosophical principles and specific objectives are noted below.

PHILOSOPHICAL PRINCIPLES

  . Compensation programs should encourage strong operating and financial performance.

  . Compensation programs should help create a shared sense of direction, ownership, and commitment.

  . The Company should emphasize performance-based compensation ("pay at risk") through both cash- and equity-based incentives.

SPECIFIC PROGRAM OBJECTIVES

  . The compensation programs should attract and retain key employees and managers by providing competitive opportunities.

  . The programs should focus employees on operating performance that will maximize the value of the Company's rail operations.

  . The programs should focus employees on the Company's market performance by encouraging large equity holdings, thus enabling them to realize significant gains if the Company attains its performance objectives.

  . The programs should provide mechanisms to allow employees to exchange cash compensation for stock-based awards.

  BASE SALARIES. The Company considers various factors in assigning executives to specific salary ranges, including job content, level of responsibility, and accountability. On an annual basis, all employees' salaries including those of executives will be reviewed and adjusted to reflect individual performance and position within their respective ranges.

  SALARY EXCHANGE OPTION PROGRAM. To further reinforce the link between stock price performance and executive compensation, executives and selected senior managers have the opportunity to exchange up to 25 percent of their base salary each year for a grant of nonqualified stock options with an exercise price equal to the fair market value of the Company's common stock on the date of grant and with a term of up to ten years from date of grant. Participants will be able to elect salary exchanges for up to three consecutive years at one time.

  INCENTIVE COMPENSATION PLAN. Executives are eligible for annual performance-based awards under the Company's Incentive Compensation Plan ("ICP") as are all salaried employees. For 1997, goals for all participants including executives were weighted 70 percent upon achievement of targeted levels of operating income, 10 percent each upon achievement of safety and on-time performance goals, and 10 percent upon a discretionary assessment of individual actions that were deemed to support the Company's strategic objectives. Amounts available for discretionary awards under the final 10 percent were directly related to performance under the other Company-wide performance measures. The incentive award for most employees, including all executive officers, reflected a payout of 60 percent of the individual's maximum ICP potential.

  The actual incentives earned by Messrs. McInnes, Springer, Swienton and Schultz for achievement of Company goals were based on the Company's performance as described under "CEO Compensation" in this report. To reinforce the importance of customer service and employee safety in 1998, the Committee has determined that the relative weightings for safety and on-time performance each will be increased to 15 percent (with the 70 percent weighting for operating income remaining the same).

  The level of award opportunity under the ICP varies by executive. As noted below, opportunities generally are established to provide competitive (50th percentile) cash compensation relative to the market for performance that meets the Company's targets, and 75th-percentile cash compensation for superior Company performance.

  LONG-TERM INCENTIVES. To encourage ownership in the Company and to align employees' interests with those of stockholders, the Company provides equity grants under the Stock Plan. The Stock Plan supports the Company's compensation philosophy and objectives, and encourages employee focus on the types and levels of performance that lead to increased stock prices and overall returns to stockholders. The specific programs used under the plan, including the Incentive Bonus Stock Program, Stock Option Grants, and Performance Share Plan, as well as the new Senior Management Stock Deferral Plan, all enable and support executive stock ownership.

  A commitment to significant stock ownership on the part of the Company management is an important element of the compensation programs. The Committee has established stock ownership guidelines as follows:

                                                                    1997
                                                              Stock Ownership
                                                            Goals (As a Multiple
        Executive Level                                          of Salary)
        ---------------                                     --------------------
    Senior Vice Presidents.................................      3 x Base Salary
    Vice Presidents........................................      2 x Base Salary
    Senior Managers in Salary Bands 34-36.................. 1 to 2 x Base Salary

  Each executive and senior manager covered by the goals is required to retain the net, after-tax shares obtained through option exercises, or through vested restricted stock, until he or she accumulates the required ownership levels. The Committee will monitor total share holdings on an annual basis. All executives and senior managers currently meet their respective ownership goals.

  INCENTIVE BONUS STOCK PROGRAM. To encourage individual stock ownership, executives and senior managers are given the opportunity to exchange up to 100 percent of their ICP awards for a grant of restricted stock. Participants electing the exchange receive a restricted stock grant equal to

150 percent of the ICP award foregone. Shares generally will vest three years after grant, but may vest in two years upon attainment of certain prespecified performance goals.

  STOCK OPTION GRANTS. Under the Stock Plan, the Company makes periodic grants of stock options to all salaried employees. Stock options cannot be issued with an exercise price below the market value of the Company common stock on the date of grant, thus ensuring that recipients will realize benefit only when the price of the Company's stock appreciates. Stock options for executives and others may also include a reload feature that encourages executives to exercise their options and helps them achieve their stock ownership goals. To reinforce the Company's goal of linking a substantial portion of total compensation to stock value, the grant sizes for all eligible employees are targeted to provide long-term incentive opportunities at the 75th percentile of the market. Actual stock option grants also will reflect each recipient's individual performance and salary band.

  PERFORMANCE SHARE PLAN. To further emphasize teamwork and leadership, and to focus top management on stock price performance, the Committee approved in early 1996 a special, one-time grant of performance-based restricted stock to executives and other selected senior managers. Ultimate vesting of the shares depends upon attainment of prespecified stock price hurdles over a six-year measurement period. The goals call for ratable vesting in one-third increments, based upon a 12 percent compound annual growth rate in price over three, four, and five years. Based on the grant price of $74.50, the price goals are $104.67, $117.23, and $131.29, respectively. If the Company's stock price does not reach these performance goals by the end of the full six-year performance period, the corresponding shares will not vest and will be forfeited.

  SENIOR MANAGEMENT STOCK DEFERRAL PLAN. To provide management with retirement and tax planning flexibility, the Company implemented the Senior Management Stock Deferral Plan in 1997. The plan allows senior management to defer unrealized gains from non-qualified stock option exercises, or the value of restricted stock grants, to which the employee is entitled. Stock options must be exercised using previously acquired shares of the Company's common stock to take advantage of this plan. Executives may elect a specified date or dates in the future on which to receive their stock, provided the deferral period is a minimum of three years. All credited shares will be counted in full toward the Company's stock ownership guidelines. Dividend equivalents on the deferred shares are paid directly to executives.

COMPETITIVE (EXTERNAL) COMPENSATION OBJECTIVES

  The Committee has established external competitive benchmarks for each element of compensation which it believes fully support the principles outlined above. The market for assessing compensation is defined as companies from general industry with revenue comparable to the Company. The group of comparators used for these analyses will be broader than that used for the peer group index reflected in the Performance Graph following this report in this proxy statement. The Committee believes that the Company's most direct competitors for executive talent will not be limited to companies used as a peer group to compare stockholder returns. Rather, the market reflects a broader group with which the Company competes to attract and retain the most skilled and talented executives available.

  The Committee's external compensation objectives are:

  . BASE SALARIES--To manage fixed compensation at a conservative level, market rates for executives' base salary ranges will be set at approximately the 25th percentile level.

  . ANNUAL INCENTIVES--Opportunities under the Incentive Compensation Plan are intended to provide competitive total cash compensation (base salary plus annual incentives) if Company performance goals are attained, with the ability to earn higher amounts if performance goals are exceeded. Likewise, payments will provide total cash that is below competitive levels if goals are not attained.

  -- If the Company attains its targeted performance goals, the Company will provide cash compensation levels that approximate the 50th percentile of the Company's comparator group.

  -- If the Company attains superior performance levels, cash compensation will be provided at or near the 75th percentile levels of the Company's comparator group.

  . LONG-TERM INCENTIVES--To place greater emphasis on pay that is tied to the Company's stock performance over time, opportunities provided under long-term incentive programs will be targeted at the 75th percentile of the market.

  . EMPLOYEE AND EXECUTIVE BENEFITS--Benefit levels will reflect moderately competitive market levels (50th percentile).

  CEO COMPENSATION. The factors upon which Mr. Krebs' 1997 compensation was based are the same as described for all executive officers pursuant to the executive compensation strategy described earlier in this report. Mr. Krebs is eligible to participate in the same compensation plans available to other executive officers of the Company. Mr. Krebs has taken advantage of the Company's programs that allow him to receive restricted shares instead of cash for ICP awards and that allow him to exchange a significant portion of his base salary for options. Mr. Krebs' stock ownership goal is six times his base salary, and he has exceeded this goal.

  Based on a review by outside consultants of compensation levels for the Company relative to those of corporations of comparable size, revenues, and employee base, the Committee assesses Mr. Krebs' base salary each year. In accordance with its established objectives, the Committee measures Mr. Krebs' salary against the 25th percentile for an organization of the Company's size, as reflected in competitive studies.

  Mr. Krebs' base salary has remained at $725,000 since January 1, 1996. In 1997, Mr. Krebs' salary paid was $530,000, reflecting his previous election to exchange salary for stock options under the Salary Exchange Option Program, and a deduction for substantially all of the annual costs of a life insurance policy benefitting his children under the Company's Estate Enhancement Program.

  In January 1997, the Committee granted Mr. Krebs 55,000 non-qualified options in lieu of a 1997 salary increase and related retirement benefits. The size of this grant was based on the same formula as is used under the Salary Exchange Option Program, and was reflective of Mr. Krebs' desire to receive options instead of an increase in his base salary. Mr. Krebs also declined receiving a base salary increase for 1998.

  Mr. Krebs' 1997 incentive opportunity under the ICP was weighted effectively 78 percent upon achievement of targeted growth in operating income and 11 percent each upon the achievement of safety and on-time performance goals. The actual incentive earned by Mr. Krebs was $465,852. Mr. Krebs exchanged virtually all of his award for shares of restricted stock under the Incentive Bonus Stock Program. The computation for the percentage of goal achievement for Mr. Krebs and other executive officers was exactly the same as the computation for other salaried employees.

  In recognition of the impact of severe weather conditions on BNSF operations during the first quarter of 1997, the Committee deemed it appropriate to exclude this quarter from the operating earnings portion of the ICP formula. The Committee noted that, given the superior efforts made throughout the year (but particularly in the first and fourth quarters), a one-time adjustment to the formula was appropriate.

  Actual awards for Mr. Krebs and others reflected operating income for three quarters that was 65.8 percent of the adjusted goal. Awards also reflected BNSF's performance relative to aggressive safety goals. The Company exceeded its goals for reduction of lost work time on the system (as measured by Federal Railroad Administration standards) and made significant progress toward--but did not exceed--goals for reduction of personal injuries. Lastly, the awards reflect the fact that the Company fell short of the aggressive threshold levels for on-time performance, and thus no payment was made for this component. Mr. Krebs' actual award reflected a payout of 60 percent of his maximum ICP potential.

POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code limits the tax deductibility by a company of compensation in excess of $1 million paid to any of its most highly compensated executive officers. However, performance-based compensation that has been approved by stockholders is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established objective performance goals and the board committee that establishes such goals consists only of "outside directors" (as defined for purposes of 162(m)). All of the members of the Committee qualify as "outside directors."


  The Committee has considered these requirements and the regulations. While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated by the Committee in light of the Company's overall compensation philosophy and objectives. The Company has established the Stock Plan which permits the grant of stock awards which meet the requirements of
Section 162(m) of the Code and hence will maximize the Company's federal income tax deductions for compensation expense. However, the Committee believes there are circumstances in which the Company's and stockholders' interests are best served by providing compensation that is not fully deductible, and that its ability to exercise discretion outweighs the advantages of qualifying compensation under Section 162(m).

COMPENSATION COMMITTEE:

  Michael B. Yanney, Chairman
  Joseph F. Alibrandi
  Jack S. Blanton
  John J. Burns, Jr.
  Daniel J. Evans
  Robert H. West
  Ronald B. Woodard

                               PERFORMANCE GRAPH

  The following graph depicts a five year comparison of cumulative total stockholder returns, assuming reinvestment of dividends, for the Company, the Standard & Poor's 500 Stock Index ("S&P 500"), and the Standard & Poor's Railroad Index ("S&P Rail"). The Company is included within both the S&P 500 and S&P Rail indices. The graph assumes that $100 was invested on December 31, 1992, in the common stock of the Company's predecessor, Burlington Northern Inc.1, the S&P 500, and the S&P Rail.
                                     LOGO

     December 31              Company                       S&P 500                       S&P Rail
     -----------              -------                       -------                       --------
        1992                   $100                          $100                           $100
        1993                   $136                          $110                           $124
        1994                   $116                          $112                           $107
        1995                   $191                          $153                           $157
        1996                   $215                          $188                           $186
        1997                   $235                          $251                           $210

--------
(1) On September 22, 1995, BNI and SFP effected the business combination pursuant to which each became a subsidiary of the Company. As a result, each holder of one share of BNI common stock received one share of the Company's common stock, and each holder of one share of SFP common stock received 0.41143945 shares of the Company's common stock.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

  The following table summarizes, for the years indicated, the compensation paid by the Company and its subsidiaries to the Chief Executive Officer and to each of the four other most highly compensated executive officers who were serving as executive officers of the Company at the end of 1997.

                          SUMMARY COMPENSATION TABLE

                                         Annual
                                      Compensation              Long-Term Compensation
                              ----------------------------- ------------------------------
                                                                  Awards         Payouts
                                                            ------------------- ----------
                                                            Securities
                                                            Underlying             All
                                                             Options/             Other
        Name and               Salary   Bonus   Restricted     SARs      LTIP    Compen-
   Principal Position    Year   (1)      (2)    Stock(2)(3)  (Shares)  Payouts  sation (4)
------------------------ ---- -------- -------- ----------- ---------- -------- ----------
Robert D. Krebs......... 1997 $530,000 $ 28,875  $655,467    146,750   $      0  $89,913
 Chairman, President and 1996 $544,000 $ 16,229  $760,187    171,931   $      0  $32,895
 Chief Executive Officer 1995 $525,000 $265,147  $397,721    124,199   $508,981  $20,375
Donald G. McInnes....... 1997 $337,000 $288,588  $      0     44,139   $      0  $25,021
 Senior Vice President   1996 $356,000 $292,303  $      0     55,956   $      0  $19,894
 and Chief of Staff      1995 $260,000 $154,618  $231,927     32,806   $205,743  $10,209
Denis E. Springer....... 1997 $321,000 $235,210  $      0     42,558   $      0  $17,361
 Senior Vice President   1996 $325,000 $255,462  $      0     21,000   $      0  $18,017
 and Chief Financial
  Officer                1995 $265,000 $228,662  $ 85,748     28,882   $268,169  $13,008
Gregory T. Swienton..... 1997 $312,000 $110,657  $144,453     20,000   $      0  $22,270
 Senior Vice President-- 1996 $300,000 $107,005  $144,469     15,000   $      0  $27,112
 Coal & Agricultural
  Commodities            1995 $240,084 $255,900  $296,875     15,000   $141,575  $11,755
 Business Unit
Charles L. Schultz...... 1997 $236,667 $206,959  $      0     32,563   $      0  $17,673
 Senior Vice President   1996 $260,833 $ 75,000  $138,726     32,911   $      0  $10,296
  Intermodal &
 Automative Business     1995 $185,000 $103,079  $154,619     12,658
  Unit                                                                 $166,044  $11,195

--------
(1) Salary excludes amounts foregone for participation in the Salary Exchange Option Program by Messrs. Krebs, McInnes, Springer and Schultz in the amounts of $145,000, $38,000, $17,000, and $54,000, respectively and
    $50,000 for Mr. Krebs' participation in the Company's Estate Enhancement Program.
(2) The bonus awards for the executive officers named in the table were paid pursuant to the annual incentive compensation plans described in the "REPORT ON EXECUTIVE COMPENSATION" in this proxy statement. Messrs. Krebs, McInnes, Springer, Swienton and Schultz elected to forego all or a portion of their annual incentives pursuant to the Incentive Bonus Stock Program for restricted stock in 1995-1997; 1995 and 1997; 1995; 1996-1997; and
    1995-1996, respectively. In 1996, Mr. Krebs' performance units were cancelled and restricted stock issued in lieu thereof with the original vesting schedule. The bonuses waived by the named executives have been excluded from the Bonus column and the value of the restricted stock included in the Restricted Stock column.
(3) Messrs. Krebs, McInnes, Springer, Swienton, and Schultz owned 13,539; 2,854; 1,055; 6,642; and 3,480 shares of restricted stock with a value of $1,259,127; $265,422; $98,115; $617,706; and $323,640, respectively based upon a per share value of $93.00 as of December 31, 1997, reflecting an aggregate of non-vested, non-performance based restrictive stock awards for 1997, 1996 and 1995. The shares of Messrs. Krebs, McInnes, Springer, and Schultz will vest in three years from date of grant or in two years if certain performance criteria are met, and Mr. Swienton's shares will vest ratably over three years beginning in 1998. Dividends are paid on restricted stock awards.
(4) Reflects matching contributions to the Burlington Northern Santa Fe Investment and Retirement Plan (or prior to 1997, the Burlington Northern Inc. Thrift and Profit Sharing Plan I and the SFP Investment and Retirement Plan) and the Burlington Northern Santa Fe Supplemental Investment and Retirement Plan (or prior to 1997, the Burlington Northern Inc. Nonqualified 401(k) Restoration Plan and the SFP Supplemental Investment and Retirement Plan). In addition, $50,000 is reflected for Mr. Krebs in connection with his participation in the Company's Estate Enhancement Program.

STOCK OPTION/SAR GRANTS

  The following table sets forth information with respect to the individuals named in the Summary Compensation Table concerning the grant of options during 1997. All initial option grants to these individuals have a reload feature under which optionees using outstanding shares to pay the exercise price receive an option for the number of shares required with an exercise price equal to fair market value on the date of exercise and expiring on the same date as the initial option. No more than two reload grants may be made in connection with any initial grant and the reload feature is not available with respect to any grant of options pursuant to a reload.

                     OPTION/SAR GRANTS IN 1997 FISCAL YEAR

                                      Individual Grants
                         --------------------------------------------
                         Number of
                         Securities                                   Present Value
                         Underlying  % of Total                        of Grant at
                          Options/  Options/SARs Exercise             Date of Grant
                            SARs     Granted to   or Base                Assumed
                          Granted   Employees in   Price   Expiration Black-Scholes
          Name            (Shares)  Fiscal Year  ($/Share)    Date    Calculation/6/
          ----           ---------- ------------ --------- ---------- --------------
Robert D. Krebs(1)......   21,750      0.75%     $86.2813   01/01/07    $  648,701
                           55,000      1.88%     $88.3100   01/29/07    $1,666,269
                           70,000      2.40%     $88.3100   01/29/07    $1,637,734
Donald G. McInnes(2)....   11,250      0.39%     $86.2813   01/01/07    $  335,535
                           30,000      1.03%     $88.3100   01/29/07    $  701,887
                              813      0.03%     $96.2500   01/25/04    $   18,995
                            1,038      0.04%     $96.2500   03/28/05    $   24,252
                            1,038      0.04%     $96.2500   01/18/06    $   24,252
Denis E. Springer(3)....   15,300      0.52%     $86.2813   01/01/07    $  430,016
                           25,000      0.86%     $88.3100   01/29/07    $  584,906
                            1,129      0.04%     $88.5000   03/28/05    $   23,826
                            1,129      0.04%     $88.5000   01/18/06    $   23,826
Gregory T. Swienton(4...   20,000      0.69%     $88.3100   01/29/07    $  467,925
Charles L. Schultz(5....   10,500      0.36%     $86.2813   01/01/07    $  313,166
                           20,000      0.69%     $88.3100   01/29/07    $  467,925
                            1,031      0.04%     $96.8750   03/28/05    $   24,220
                            1,032      0.04%     $96.8750   01/18/06    $   24,243

--------
(1) The option grant of 21,750 shares was granted on January 1, 1997, in exchange for $145,000 of his 1999 base salary. The grant becomes exercisable on January 1, 2000. The option grant of 55,000 shares was in lieu of a 1997 salary increase and becomes exercisable in fifths over five years beginning on January 29, 1998. The remaining option grant became exercisable on January 29, 1998.
(2) The option grant of 11,250 shares was granted on January 1, 1997, in exchange for $75,000 of his 1999 base salary. The grant becomes exercisable on January 1, 2000. The option grant of 30,000 shares became exercisable January 29, 1998. Mr. McInnes received the remaining option grants in connection with reload grants which became exercisable on February 6, 1998.
(3) The option grant of 15,300 shares was granted on January 1, 1997, in exchange for $102,000 of his base salary over the next three years. The grant becomes exercisable proportionally to the amount of salary that was exchanged for options in each year. The option grant of 25,000 shares became exercisable on January 29, 1998. Mr. Springer received the remaining grants as reload grants which became exercisable on July 4, 1997.
(4) The option grant became exercisable on January 29, 1998.
(5) The option grant of 10,500 shares was granted on January 1, 1997, in exchange for $70,000 of his 1999 base salary. The grant becomes exercisable on January 1, 2000. The option grant of 20,000 shares became exercisable January 29, 1998. Mr. Schultz received the remaining option grants as reload grants which become exercisable on April 1, 1998.
(6) The estimated present value at grant date reflected in the table has been calculated using the Black-Scholes option pricing model, based on the following assumptions: (a) an exercise price for each option equal to the fair market value of the underlying stock on the date of grant as indicated in the table; (b) an option term of three years after the grant is fully vested, reflecting the Company's experience; (c) an interest rate representing the interest rate on a U.S. Treasury security on the date of a grant with a maturity date corresponding to the option term; (d) a volatility rate of 20% calculated using the daily stock prices for the Company's common stock for 1996 and 1997, and (e) dividends at the rate of $1.20 per share representing the annualized dividends paid with respect to a share of Company common stock at the date of grant. The approach used in developing the assumptions upon which the Black-Scholes variation was done is consistent with the requirements of Statement of Financial Accounting Standard No. 123, "Accounting for Stock Based Compensation." The ultimate value of these options will depend on the future market price of the Company's stock. The Black-Scholes model is only one method of valuing options, and the actual value of the options may be significantly different. The actual value of an option to an executive, if any, will depend on the excess of the stock price over the exercise price on the date the option is exercised.

OPTION/SAR EXERCISES AND HOLDINGS

  The following table sets forth information with respect to the individuals named in the Summary Compensation Table concerning their exercise of stock options or SARs during 1997 and unexercised stock options and SARs held as of the end of 1997.

                  AGGREGATED 1997 STOCK OPTION/SAR EXERCISES
                        AND YEAR-END OPTION/SAR VALUES

                                                     Number of
                                               Securities Underlying     Value of Unexercised
                                             Unexercised Options/SARs    In-the-Money Options/
                          Shares  Aggregate         at Year End            SARs at Year End
                         Acquired   Value            (Shares)                   (1)(2)
                            On     Realized  ------------------------- -------------------------
          Name           Exercise    (1)     Exercisable Unexercisable Exercisable Unexercisable
          ----           -------- ---------- ----------- ------------- ----------- -------------
Robert D. Krebs.........  74,920  $5,134,060   354,829      197,130    $13,274,299  $1,455,939
Donald G. McInnes.......  17,422  $  972,843    68,651       61,089    $ 1,814,866  $  400,898
Denis E. Springer.......  22,889  $1,775,937   111,961       40,300    $ 5,745,401  $  209,971
Gregory T. Swienton.....       0  $        0    41,700       20,000    $ 1,231,406  $   88,800
Charles L. Schultz......  25,161  $1,837,521    82,868       48,763    $ 4,804,799  $  343,021

--------
(1) Dollar values are calculated by determining the difference between the fair market value of the securities underlying options or SARs and the exercise price of options or SARs at exercise or at year-end, as applicable.
(2) Options or SARs are in-the-money if the fair market value of the underlying securities exceeds the exercise or base price of the option or SAR.

PENSION PLANS

  The following tables show the estimated pension benefits payable to a covered participant at normal retirement age (age 65) under the Burlington Northern Santa Fe Retirement Plan ("Retirement Plan"), as well as under the nonqualified supplemental pension plan that provides benefits that would otherwise be denied participants by reason of certain Internal Revenue Code (the "Code") limitations on qualified plan benefits.

  A participant's average yearly compensation under the Retirement Plan is based upon his or her average base salary and cash bonus earned for the 60 consecutive months during the last 120 months of service for which such average is the highest or, in the case of a participant who has been employed for less than five years, the period of his or her employment with the Company and its subsidiaries. For purposes of the Retirement Plan, covered compensation for 1997 for Mr. Krebs, Mr. McInnes, Mr. Springer, Mr. Swienton, and Mr. Schultz was $1,190,862, $663,588, $573,210, $518,959, and $497,626,
respectively. The estimated years of service for Mr. Krebs, Mr. McInnes, Mr. Springer, Mr. Swienton, and Mr. Schultz are 32, 28, 15, 4, and 28, respectively.

  Mr. Krebs, Mr. McInnes, Mr. Springer, and Mr. Schultz are grandfathered under the Santa Fe Pacific Retirement Plan benefit formula that was in place prior to adoption of the Retirement Plan. Benefit figures shown below are annual amounts payable based on a straight life annuity under the SFP benefit formula without regard to any Railroad Retirement, Social Security, or other offsets, assuming normal retirement in the form of a single life annuity.

                           SFP PENSION PLAN FORMULA

    Average                             Years of Service
     Yearly      --------------------------------------------------------------
  Compensation      10       15       20       25       30       35       40
---------------- -------- -------- -------- -------- -------- -------- --------
$  250,000...... $ 38,236 $ 57,354 $ 76,472 $ 95,590 $114,708 $133,826 $152,944
$  300,000...... $ 46,236 $ 69,354 $ 92,472 $115,590 $138,708 $161,826 $184,944
$  400,000...... $ 62,236 $ 93,354 $124,472 $155,590 $186,708 $217,826 $248,944
$  500,000...... $ 78,236 $117,354 $156,472 $195,590 $234,708 $273,826 $312,944
$  600,000...... $ 94,236 $141,354 $188,472 $235,590 $282,708 $329,826 $376,944
$  800,000...... $128,236 $189,354 $252,472 $315,590 $378,708 $441,826 $504,944
$1,200,000...... $190,236 $285,354 $380,472 $475,590 $570,708 $665,826 $760,944
$1,500,000...... $238,236 $357,354 $476,472 $595,590 $714,708 $833,826 $952,944

  Mr. Swienton is grandfathered under the BNI Pension Plan benefit formula that was in place prior to adoption of the Retirement Plan. Estimated annual benefit levels under the BNI Pension Plan are not subject to any reduction for Social Security, Railroad Retirement or other offset amounts. The estimated annual benefits are computed in the form of a single life annuity and are based on average earnings and years of service at retirement as follows:

                           BNI PENSION PLAN FORMULA

    Average                             Years of Service
     Yearly      --------------------------------------------------------------
  Compensation      10       15       20       25       30       35       40
---------------- -------- -------- -------- -------- -------- -------- --------
$  250,000...... $ 37,578 $ 56,367 $ 75,156 $ 93,945 $112,734 $112,734 $112,734
$  300,000...... $ 45,828 $ 68,742 $ 91,656 $114,570 $137,484 $137,484 $137,484
$  400,000...... $ 62,328 $ 93,492 $124,656 $155,820 $186,984 $186,984 $186,984
$  500,000...... $ 78,828 $118,242 $157,656 $197,070 $236,484 $236,484 $236,484
$  600,000...... $ 95,328 $142,992 $190,656 $238,320 $285,984 $285,984 $285,984
$  800,000...... $128,328 $192,492 $256,656 $320,820 $384,984 $384,984 $384,984
$1,200,000...... $194,328 $291,492 $388,656 $485,820 $582,984 $582,984 $582,984
$1,500,000...... $243,828 $365,742 $487,656 $609,570 $731,484 $731,484 $731,484

  Estimated annual benefit levels under the BNSF Retirement Plan are not subject to any reduction for Social Security, Railroad Retirement or other offset amounts. The estimated annual benefits are computed in the form of a single life annuity and are based on average earnings and years of service at retirement as follows:

                         BNSF RETIREMENT PLAN FORMULA

    Average                             Years of Service
     Yearly      --------------------------------------------------------------
  Compensation      10       15       20       25       30       35       40
---------------- -------- -------- -------- -------- -------- -------- --------
$  250,000...... $ 30,790 $ 46,186 $ 61,581 $ 76,976 $ 92,371 $107,766 $123,162
$  300,000...... $ 37,790 $ 56,686 $ 75,581 $ 94,476 $113,371 $132,266 $151,162
$  400,000...... $ 51,790 $ 77,686 $103,581 $129,476 $155,371 $181,266 $207,162
$  500,000...... $ 65,790 $ 98,686 $131,581 $164,476 $197,371 $230,266 $263,162
$  600,000...... $ 79,790 $119,686 $159,581 $199,476 $239,371 $279,266 $319,162
$  800,000...... $107,790 $161,686 $215,581 $269,476 $323,371 $377,266 $431,162
$1,200,000...... $163,790 $245,686 $327,581 $409,476 $491,371 $573,266 $655,162
$1,500,000...... $205,790 $308,686 $411,581 $514,476 $617,371 $720,266 $823,162

  The Company has adopted the Burlington Northern Santa Fe Supplemental Investment and Retirement Plan to replace similar plans of BNI and SFP pursuant to which certain matching contributions, which are disallowed under the Investment and Retirement Plan because of the limitations on qualified retirement plans imposed by the Code, are restored to certain executive officers of the Company by means of credits made to their accounts in the Supplemental Investment Plan as deferred compensation. Investment options are similar to those available in the qualified Investment and Retirement Plan. Messrs. Krebs, McInnes, Springer, Swienton, and Schultz are covered under the Supplemental Plan.

EMPLOYMENT CONTRACTS AND CHANGE IN CONTROL ARRANGEMENTS

  In January 1997, the Board of Directors adopted new change of control arrangements for the Company to replace the SFP Severance Agreements and BNI Severance Agreements. Messrs. McInnes, Springer, and Schultz have the BNSF severance agreement. Mr. Krebs has this new agreement but only as to the portion of the severance agreement pertaining to stock awards, and additionally, a provision for payment of life insurance premiums due under the Estate Enhancement Program.

  Under this agreement, in the event of a change in control and subsequent qualifying termination of employment, a participant would receive benefits equal to (a) three times base salary and target bonus on an after-tax basis,
(b) life, disability, and health benefits for a period of up to thirty-six months, (c) vesting of all restricted stock (other than the performance-based restricted stock) and pro rata vesting of stock options awarded upon consummation of a future change in control event and/or termination, and (d) outplacement and legal fees and expenses relating to claims under the severance agreement. In addition, the after-tax payment described in clause
(a) would be limited to the extent that the value thereof, when aggregated with other benefits or payments, equals three times the "base amount" as defined in Section 280G of the Code. Moreover, the benefits of the BNSF severance agreement are limited if total benefits would incur an excise tax under Section 4999 of the Code except where the total of the benefits exceeds 120% of three times the "base amount," in which case the benefits will be paid in full with all accompanying excise taxes due.

  Mr. Swienton elected to retain his prior BNI agreement which provides similar benefits except that the bonus would be paid at maximum level, certain additional pension benefits are provided, and benefits are not provided on an after-tax basis. In addition, Mr. Springer's prior SFP severance agreement, which provided benefits similar to the BNSF severance agreement except that severance is based upon two times annual salary and maximum bonus, has been extended to provide benefits in the event of termination due to relocation.

  BNI Senior Executive Survivor Benefit Plan. The Company has adopted the BNI Senior Executive Survivor Benefit Plan which is a supplemental plan under which certain executive officers of the Company and its designated subsidiaries are provided survivor benefit coverage in excess of the coverage generally provided for employees of the Company under the Company's group life insurance plan. Mr. Swienton is covered under this plan.

  Trust Agreements. The Company maintains trust agreements ("Trust Agreements") to permit funds to be set aside with respect to the Company's obligations to present and former executives and directors under deferred compensation programs and agreements, retirement commitments, certain consulting agreements, and supplemental retirement plans. To the extent the plans are currently funded, the trusts provide for permanent funding of benefits under the supplemental retirement plans and the Directors' Retirement Plan on a present value basis. The Trust Agreements further provide for a split-dollar life insurance plan ("Split-dollar Plan") for certain key employees including Mr. Krebs. The Split-dollar Plan provides for the purchase of life insurance policies covering key employees, and for the payment to each covered employee's beneficiary of a portion of the death benefit payable under such employee's life insurance policy, with the remaining value in each policy to be used to fund the other obligations of the trust. The trust retains all rights to any cash values of the policies and the executive officers pay the cost of term coverage. In the event of a "change in control of the Corporation", the Trust Agreements provide for the payment of amounts which may become due, subject only to the claims of general creditors of the Company in the event that the Company became bankrupt or insolvent. A "change in control" is defined as occurring if: (a) any "person" becomes the beneficial owner of securities representing 25% or more of the voting power of the Company's outstanding securities; or (b) during any period of two consecutive years, individuals who at the beginning of such period constitute the Board of Directors for the Company cease to constitute at least a majority of the Board; or (c) the Company's stockholders approve a merger or consolidation of the Company with another company; or (d) the Company's stockholders approve a plan of complete liquidation or an agreement for the sale or disposition by the Company of all or substantially all of its assets.

                             PROPOSAL TO AMEND THE
                      AMENDED AND RESTATED CERTIFICATE OF
                     INCORPORATION TO INCREASE THE NUMBER
                     OF AUTHORIZED SHARES OF COMMON STOCK

The Board of Directors has unanimously approved and recommends to the stockholders that they approve an amendment to the Company's Amended and Restated Certificate of Incorporation ("Charter") to increase the number of authorized shares of common stock, $0.01 par value per share, from 300,000,000 to 600,000,000. The Company's Charter also presently authorizes 25,000,000 shares of $0.01 par value Preferred Stock and 50,000,000 shares of $0.01 par value Class A Preferred Stock, neither of which will be changed by the proposed amendment and none of which are outstanding. If approved by the stockholders, the first paragraph of Article FOURTH of the Charter will be amended to read as follows:

    The total number of shares of all classes of stock which the corporation shall have authority to issue is 675,000,000 shares, of which 25,000,000 shall be preferred stock, $0.01 par value per share (hereinafter referred to as the "$0.01 Par Value Preferred Stock"), 50,000,000 shall be Class A Preferred Stock, $0.01 par value per share (hereinafter referred to as the "Class A Preferred Stock") (such $0.01 Par Value Preferred Stock and Class A Preferred Stock being hereinafter referred to collectively as the "Preferred Stock"), and 600,000,000 shall be Common Stock, $0.01 par value per share.

  On January 14, 1998, the Board of Directors declared it advisable to amend the Charter as set forth above and to submit this amendment to the stockholders for their approval. As of January 31, 1998, 156,787,627 shares of common stock were issued and outstanding, 453,682 shares were held as treasury stock, and 13,142,048 shares were reserved for issuance in connection with
employee benefit plans, and           shares were unissued and not reserved
for issuance.

  The Board of Directors believes that increasing the number of authorized shares will benefit the Company and give it greater flexibility. The Board proposed this amendment to ensure that a sufficient number of shares of capital stock is available, if needed, in connection with future transactions the Board may consider advantageous to the Company, such as stock splits or stock dividends, and to respond to future business opportunities and needs, including, but not limited to, shares issued in connection with the Company's employee benefit plans, possible financings, or other corporate purposes. Amending the Charter would allow it to issue such additional shares without delay and without the expense and necessity of a special stockholders' meeting in the future.

  Such newly authorized shares would be available for issuance without further action by the stockholders except as required by Delaware law and the rules of the New York Stock Exchange and other stock exchanges upon which the Company's common stock is listed. The shares would be identical to the common stock the Company now has authorized. Holders of these shares do not have preemptive rights to subscribe to additional securities which may be issued by the Company.

  An affirmative vote of the majority of the outstanding stock entitled to vote on this proposal is required for the adoption of this proposal to amend the Charter to increase authorized shares. All shares not voted in person or by proxy in favor of this proposal, including abstentions and broker non-votes arising from the absence of authorization by the beneficial owner, will have the effect of votes against approval.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THIS PROPOSAL.

               STOCKHOLDER PROPOSAL CONCERNING A DIVIDEND POLICY

  Three owners of the Company's common stock have given notice that they intend to present the proposal set forth below for consideration at the annual meeting. The Company will furnish the name and address of such stockholders to any person, orally or in writing as requested, promptly upon receipt of any written or oral request therefor. The Board of Directors is opposed to this proposal. To be approved, the proposal must receive the affirmative vote of a majority of the shares of common stock of the Company present in person or represented by proxy at the meeting and entitled to vote on the proposal. Abstentions will have the effect of votes against approval, while broker non-votes arising from the absence of authorization by the beneficial owner will have no effect on the vote.

  The following is the text of the proposal:

    BE IT RESOLVED that the following Recommendation be adopted:

      IT IS RECOMMENDED that the Board of Directors of the Burlington Northern Santa Fe Corporation shall develop a dividend policy plan that ties shareholder dividends to performance benchmarks similar to the manner in which executive compensation is currently tied to performance based goals.

                             SUPPORTING STATEMENT

      Dividends from Burlington Northern Santa Fe Corporation to its shareholders have been frozen at $1.20 for an extended period. In the meantime, executive compensation in salary and stock (options) has been increasing significantly.

      Perhaps these major increases in compensation paid to executives can be justified by economic gains realized by the company. If that justification is correct, the shareholders should also share in those gains by an increase in dividends. If it is not true that the economic gains of the corporation have been significant, there remains no justification for the obscene increases in executive compensation. Management cannot have it both ways.

      The company's 1997 Notice of Annual Meeting (p. 10) states that compensation should (1) encourage strong operating and financial performance, (2) create a shared sense of direction, ownership and commitment and (3) emphasize performance based compensation. A dividend of $1.20 per share is miserly to say the most. It should not ever be lower, but should be increased regularly to reflect these same or similar factors. We ask you as fellow shareholders to adopt this reasonable and rationale dividend policy, leaving the Board the fiduciary duty to apply the policy.

  The Board of Directors recommends a vote "AGAINST" this proposal for the following reasons:

  The Board of Directors is acutely aware of the importance of returning value to the Company's stockholders. While dividends are one component of stockholder value, the Board must consider many other factors. These factors include the Company's earnings outlook, capital expenditure requirements, investor expectations, and statutory limitations. The Board of Directors believes that the proposal would materially impair the Company's ability to manage its assets and cash flow without providing an offsetting benefit to its stockholders. The Board must be allowed to exercise its business judgment regarding the best use of the Company's capital, including whether to reinvest it in the Company's business in a way that would be advantageous to the Company and all its stockholders, or to use funds to repurchase outstanding shares or in response to other corporate opportunities.

  Tying dividends to performance-based measures such as targeted growth in operating income, safety and on-time performance goals could cause dividend payments to fluctuate from quarter-to-quarter or from year-to-year. This inconsistency could lead to more volatility in the Company's share price and perhaps discourage certain long-term investors in the stock. Moreover, stockholders already share in the benefits of achievement of performance measures, whether through dividends or through increases in the value of the Company's stock as reflected by the market.

  Delaware law places the discretion to declare dividends solely with the Company's directors. The determination of whether to declare a dividend, and the amount thereof, involves the consideration of many factors, some of which are outside the Company's control and go beyond current earnings per share. The Company has consistently paid a $.30 quarterly dividend since it was established in the fourth quarter of 1995 through the combination of Burlington Northern Inc. and Santa Fe Pacific Corporation, and the directors have considered and will continue to consider the appropriate level of dividends in relation to the funds available for this and other corporate purposes. The Board does not believe the proposal would be beneficial and recommends against adoption of the proposal.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                        INDEPENDENT PUBLIC ACCOUNTANTS

  Price Waterhouse LLP served as the independent public accountant for the Company for the year ended December 31, 1997. The Company's independent public accountant for 1998 will be selected by the Board at a regular Board meeting to be held in 1998. Representatives of Price Waterhouse LLP will be present at the annual meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

  The Company's independent public accountant in 1995 was Coopers & Lybrand L.L.P., which also served as independent public accountant for Burlington Northern Inc. in 1995 and prior years. Price Waterhouse LLP served as the independent public accountant for Santa Fe Pacific Corporation in 1995 and prior years. Following the business combination of Burlington Northern Inc. and Santa Fe Pacific Corporation on September 22, 1995, the Company and the Board began a process to select the Company's independent accountant for 1996. As a result of this process, the Company engaged Price Waterhouse LLP as its new independent public accountant as of June 19, 1996, and dismissed Coopers & Lybrand L.L.P. as of June 19, 1996. The Company's Audit and Executive Committees participated in and approved the decision to change independent public accountants.

  The reports of Coopers & Lybrand L.L.P. on the Company's consolidated financial statements for the 1995 and 1994 fiscal years contained no adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope, or accounting principles. In connection with Coopers & Lybrand L.L.P.'s audits for the fiscal years ended December 31, 1995 and 1994, and through June 19, 1996, there have been no disagreements with Coopers & Lybrand L.L.P. on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure which disagreements, if not resolved to the satisfaction of Coopers & Lybrand L.L.P., would have caused them to make reference thereto in their report on the financial statements for such years.

                                OTHER BUSINESS

  If any matters other than those set forth above are properly brought before the meeting, it is intended that the persons acting under the proxy will vote thereunder in accordance with their best judgment. Stockholders have indicated to the Company that they intend to present two proposals at the meeting that were submitted in accordance with the advance notice of stockholder business provision of the By-laws. These proposals were not included in this proxy statement because they were submitted after the time specified pursuant to the rules of the Securities and Exchange Commission. The first proposal would recommend that the directors increase the size of the Board by two and nominate one female and one current or former non-officer railroad employee to these positions, and recommend that the Board "nominate and otherwise encourage" the election of persons to the Board of "diverse racial, ethnic and gender background." The second proposal would recommend shortening the advance notice required to be given for stockholder proposals and nominations; that interested stockholders be invited to attend and give their opinions at Board meetings; that a committee be appointed to make corporate governance more "open" and include employees and former employees in decisions affecting railroad safety; that the Company terminate officers who have "inappropriately disciplined" employees "for attempting to work in a safe manner and consistent with railroad operating or safety rules;" and that the Company give safety commendations and publicly accept safety commendations from other organizations awarded to its employees. While the Company is in favor of policies that promote safe train operations, employee safety, and diversity, the Company believes that these issues are currently being addressed by the Company and that these proposals would require a duplication of effort or an inefficient use of resources. If these proposals are properly presented and are in order at the annual meeting, the persons acting under the proxy intend to vote against them. The Company also has received notices from certain stockholders that at the meeting they intend to nominate a former employee of a subsidiary of the Company for election as a director of the Company. The Board knows of no other business that may properly come before the meeting.

                          COST OF PROXY SOLICITATION

  The cost of preparing, assembling, and mailing this proxy material will be borne by the Company. In addition to solicitation by mail, solicitations may be made by regular employees of the Company or by paid solicitors in person or by telephone, telecopy, or telegraph. Arrangements may be made with brokerage houses, custodians, nominees, and fiduciaries to send proxy material to their principals and the Company will reimburse them for their expense in so doing. In addition, Kissel-Blake, Inc. has been retained to aid in the solicitation at an estimated fee of $10,000.

                             STOCKHOLDER PROPOSALS

  In accordance with the proxy rules of the Securities and Exchange Commission, proposals by stockholders to be considered for inclusion in the proxy material solicited by the Company for the 1999 annual meeting must be received at the Company's executive offices no later than November 9, 1998. To be eligible for inclusion, a proposal must also comply with all applicable provisions of Regulation 14A under the Securities Exchange Act of 1934.

  By order of the Board of Directors.

                                          MARSHA K. MORGAN
                                          Vice President-Investor Relations
                                          and
                                          Corporate Secretary

March 9, 1998

                                 Directions to
                   Burlington Northern Santa Fe Corporation
                        Annual Meeting of Stockholders
           The Worthington Hotel  200 Main Street  Fort Worth, Texas

All major freeways in the Fort Worth area converge on downtown. Take the downtown exit as marked for each respective freeway and proceed to Main Street which runs north and south through the center of downtown Fort Worth.

Valet and self-parking are available at the Worthington next to the hotel's main entrance on 2nd Street between Houston and Main Street.

                              [MAP APPEARS HERE]

                   BURLINGTON NORTHERN SANTA FE CORPORATION
                       2650 LOU MENK DRIVE, SECOND FLOOR
                         FORT WORTH, TEXAS 76131-2830

         This Proxy is solicited on behalf of the Board of Directors.

  The undersigned hereby appoints Jeffrey R. Moreland and Marsha K. Morgan, and each of them, proxy for the undersigned, with power of substitution, to vote as specified herein, all Common Stock held by undersigned, with the same force and effect as the undersigned would be entitled to vote if personally present, at the annual meeting of stockholders of the Company to be held at the Worthington Hotel, 200 Main Street, Fort Worth, Texas 76102, Thursday, April 16, 1998, at 9:00 A.M. and at any adjournment or postponement thereof. In their discretion, the proxies are authorized to vote upon such other business as is properly brought before the meeting.

  You are encouraged to specify your choices by marking the appropriate box, SEE REVERSE SIDE, but you need not mark any box if you wish to vote in accordance with the Board of Directors' recommendation; however, the Proxy Committee cannot vote your shares unless you sign and return this card.

  If you are a participant in any of the following employee benefit plans of the Company, this card also constitutes voting instructions for any shares held for the stockholder in the Burlington Northern Santa Fe Investment and Retirement Plan, Burlington Northern 401(k) Plan for TCU Employees, and Burlington Northern Santa Fe Non-Salaried Employees 401(k) Retirement Plan. If you are a participant in any of these plans, your shares will be voted in accordance with the terms of such plan.

                IMPORTANT--PLEASE SIGN AND DATE ON REVERSE SIDE

                                                              -----------------
                                                               SEE REVERSE SIDE

                                                              -----------------

-------------------------------------------------------------------------------
                        FOLD AND DETACH PROXY CARD HERE
                        AND RETURN IN ENCLOSED ENVELOPE

                   Burlington Northern Santa Fe Corporation
                        Annual Meeting of Stockholders
                           April 16, 1998, 9:00 A.M.
                               Worthington Hotel
                                200 Main Street
                            Fort Worth, Texas 76102

PLEASE NOTE: If you plan to attend the 1998 Annual Meeting of Stockholders, please mark the appropriate box on the reverse side of the Proxy Card.

[X]  PLEASE MARK YOUR
     VOTES AS IN THIS
     EXAMPLE.                                                           6777
                                                                        ----

  THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED "FOR" THE NOMINEES FOR DIRECTOR LISTED BELOW, "FOR" THE COMPANY'S PROPOSAL TO INCREASE AUTHORIZED SHARES, AND "AGAINST" THE STOCKHOLDER PROPOSAL CONCERNING A DIVIDEND POLICY.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ALL NOMINEES LISTED BELOW, "FOR" THE COMPANY'S PROPOSAL TO INCREASE AUTHORIZED SHARES, AND "AGAINST" THE STOCKHOLDER PROPOSAL CONCERNING A DIVIDEND POLICY.


1. Election of Directors
   FOR  [_]   WITHHELD [_]  If marked vote is withheld from all nominees listed

NOMINEES FOR DIRECTOR:
J. F Alibrandi, J. S. Blanton, J. J. Burns, Jr., G. Deukmejian, R. D. Krebs,
B. M. Linding, R. S. Roberts, M. J. Shapiro, A. R. Weber, R. H. West, J. S. Whisler, E. E. Whitacre, Jr., R. B. Woodard, M. B. Yanney.


For, except vote withheld from the following nominee(s):


--------------------------------------------------------------------------------

2. Company's Proposal to increase authorized shares
   FOR  [_]   AGAINST [_]   ABSTAIN [_]


3. Stockholder Proposal concerning a dividend policy
   FOR  [_]   AGAINST [_]   ABSTAIN [_]


In their discretion, the proxies are authorized to vote upon such other busi-ness as is properly brought before the meeting.

Please sign EXACTLY as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. This proxy votes all shares held in all capacities.


--------------------------------------------------------------------------------
 SIGNATURE                                              DATE


--------------------------------------------------------------------------------
 SIGNATURE                                              DATE
 (IF HELD JOINTLY)

--------------------------------------------------------------------------------
 TITLE OR AUTHORITY

                   I plan to attend the Annual
                   Meeting of Shareholders.      [_]




                                     PLEASE SIGN, DATE AND RETURN YOUR PROXY
                                     IN THE ENCLOSED ENVELOPE


                                     -------------------------------------------

                                     -------------------------------------------
                                     SIGNATURE(S)                       DATE

--------------------------------------------------------------------------------

     FOLD AND DETACH PROXY CARD HERE AND RETURN IN ENCLOSED ENVELOPE;RETAIN
                                ADMISSION TICKET

                                ADMISSION TICKET

                    Burlington Northern Santa Fe Corporation
                         Annual Meeting of Stockholders
                           April 16, 1998, 9:00 A.M.
                               Worthington Hotel
                                200 Main Street
                            Fort Worth, Texas 76102

It is important that your shares are represented at this meeting, whether or not you attend the meeting in person. To make sure your shares are represented, we urge you to complete and mail the proxy card above.

-----------------------------------------------------------------------------
 IF YOU PLAN ON ATTENDING THE 1998 ANNUAL MEETING, PLEASE MARK THE BOX ON
 THE PROXY CARD ABOVE, AND BRING THIS TICKET WITH YOU FOR ADMITTANCE AT THE ANNUAL MEETING.
-----------------------------------------------------------------------------